UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) September 21, 2007

eHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33071	56-2357876
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

440 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices) (Zip code)

(650) 584-2700

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2007, eHealth, Inc. (“eHealth”) entered into an amendment to the original offer letter and the subsequent offer letter supplement (the “Offer Letter”) with Bruce Telkamp, eHealth’s executive vice president of business operations. In connection with Mr. Telkamp’s recent promotion to executive vice president of business operations, eHealth updated the preexisting severance provision in the Offer Letter so that a demotion below executive vice president or a material diminishment of his responsibilities as executive vice president would be the standard for determining if Mr. Telkamp had grounds for a constructive termination. The outdated severance provision referred to Mr. Telkamp’s former title of vice president and general counsel. The amendment to the Offer Letter also requires that, in order for Mr. Telkamp to avail himself of the constructive termination provision, Mr. Telkamp must

•	terminate his employment,

•	provide eHealth with a notice of any material diminishment of his duties within 90 days of its initial occurrence,

•	provide eHealth with 30 days to cure any material diminishment of his duties, and

•	execute and not revoke a general release of claims in favor of eHealth.

eHealth also made certain other amendments to Mr. Telkamp’s offer letter in accordance with Section 409A of the Internal Revenue Code of 1986, as amended.

The severance benefits for Mr. Telkamp’s constructive termination remained unchanged, at six months’ base compensation, including any bonuses he would have been eligible to receive in six-month period following his termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EHEALTH, INC.

By:	/s/ Gary L. Lauer
Gary L. Lauer
Chief Executive Officer and Chairman of the Board of Directors

Dated: September 25, 2007